DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

February 17, 2006

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

       We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of a pricing supplement dated February 17, 2006 relating to Buffered Return Enhanced Notes Linked to the Nikkei 225 Index due June 8, 2007 (the “Pricing Supplement”) to a prospectus supplement dated December 1, 2005 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

     In our opinion, the discussion under the heading “United States Federal Taxation” in the Prospectus Supplement and under the heading “Certain U.S. Federal Income Tax Consequences” in the Pricing Supplement, subject to the conditions and limitations described therein, sets forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement and under the heading “Certain U.S. Federal Income Tax Consequences” in the Pricing Supplement. By such consent we do not concede that we are an “Expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell